Exhibit 15.3

Goodwin Procter LLP Counsellors at Law New York Times Building 620 Eighth Avenue New York, NY 10018	T: 212.813.8800 F: 212.355.3333 goodwinprocter.com

January 6, 2017

VIA EDGAR AND OVERNIGHT MAIL

Ms. Jennifer Gowetski Senior Counsel U.S. Securities and Exchange Commission Division of Corporation Finance – Office of Real Estate & Commodities 100 F Street, N.E. Washington, D.C. 20549-3010

Re:	Fundrise Income eREIT II, LLC Draft Offering Statement on Form 1-A

Submitted November 29, 2016
CIK No. 0001660998

Dear Ms. Gowetski:

This letter is submitted on behalf of Fundrise Income eREIT II, LLC (the “Company”) in response to comments from the staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in a letter dated December 22, 2016 (the “Comment Letter”) with respect to the Company’s draft Offering Statement on Form 1-A (CIK No. 0001660998) submitted for non-public review pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended, to the Commission on November 29, 2016, relating to the Company’s offering of up to $50,000,000 in common shares (the “Offering Statement”). The responses provided are based upon information provided to Goodwin Procter LLP by the Company. The Company is concurrently submitting for non-public review Amendment No. 1 to the draft Offering Statement (the “Amended Submission”), which includes changes in response to the Staff’s comments as well as other revisions.

For your convenience, the Staff’s numbered comments set forth in the Comment Letter have been reproduced in italics herein with responses immediately following each comment. Unless otherwise indicated, page references in the descriptions of the Staff’s comments refer to the Offering Statement, and page references in the responses refer to the Amended Submission. Defined terms used herein but not otherwise defined have the meanings given to them in the Amended Submission.

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

General

1.	Please amend your offering statement to provide updated financial statements; refer to Form 1-A Part F/S, (c)(1)(i).

Response to Comment No. 1

In response to the Staff’s comment, the Company has amended its offering statement to provide updated financial statements as of June 30, 2016.

2.	Please provide us with an analysis of how Fundrise Real Estate Investment Trust’s offering, which you have marketed as the Fundrise Income eREIT, differs from this offering such that the offerings should not be aggregated for purposes of the $50 million maximum permitted under Regulation A. In particular, we note that the name of this offering, Fundrise Income eREIT II, may imply that this is a follow-on offering to the previously qualified offering and therefore raises concerns that investors may be confused that Fundrise Income eREIT II is not distinct from your, as marketed, Fundrise Income eREIT.

Response to Comment No. 2

In response to the Staff’s comment, the Company respectfully submits that Fundrise Real Estate Investment Trust, LLC (“Income eREITTM”) and Fundrise Income eREIT II, LLC (“Income eREITTM II”) are distinct issuers with distinct and separate offerings and should not be aggregated (or integrated) for purposes of the $50 million maximum permitted under Regulation A.

While it is true that Income eREITTM and Income eREITTM II share a similar name and a similar investment philosophy, they are completely distinct investments in separate pools of real estate assets. Specifically, Income eREIT is a fully subscribed, and essentially fully deployed, real estate investment trust that contains a total of 16 real estate assets, and has a daily declared dividend for the first quarter of 2017, all from cash flow, that equates to an approximate 10.50% annualized return (assuming a $10 per share purchase price); whereas Income eREIT II is currently a proposed blind pool fund with essentially no assets, and no dividend declared for the first quarter of 2017. Investors in Income eREITTM II will have no exposure to assets held by Income eREIT and vice-versa, and each eREITTM would have their own, separate reporting obligations under Regulation A, with each eREITTM having its own separate annual reports on Form 1-K (with separate audited financial statements) and semi-annual reports on Form 1-SA (with separate unaudited financial statements).

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

In addition, the Company respectfully notes that using a common naming convention for real estate investment trusts that share the same sponsor and have similar investment philosophies has been a long standing practice within the REIT industry. For example, the Company does not believe that the offerings by Cole Credit Property Trust, Inc., Cole Credit Property Trust II, Inc., Cole Credit Property Trust III, Inc., Cole Credit Property Trust IV, Inc., and Cole Credit Property Trust V, Inc., or other similar series of REITs by the same sponsor,1 caused confusion for investors as to whether each new entity was a follow-on offering for a previously formed entity, or otherwise raised concerns of integration or aggregation. Rather, the Company respectfully submits that using a common naming convention for REITs with similar investing philosophies, assists, not confuses, investors in distinguishing between the various REITs (including eREITsTM) that are available to them.

Further, the Company respectfully notes that, unlike Regulation Crowdfunding, none of Title IV of the JOBS Act, Regulation A, or Release No. 33-9741 (Mar. 25, 2015) (the “Regulation A Adopting Release”) proposes or requires the aggregation of offerings by affiliated issuers when determining whether the annual aggregate offering limit of $50 million has been reached. Notably, in the Regulation A Adopting Release, the only instances in which affiliates are addressed are in the context of (i) clarifying that “affiliated issuer” in Item 6 of Part I only includes “affiliates of the issuer that are issuing securities in the same offering for which qualification is currently being sought under Regulation A,” and (ii) the “bad actor” disqualifications of Regulation A. Compare this with Title III of the JOBS Act, Regulation Crowdfunding, and Release No. 33-9974 (Oct. 30, 2015) (the “Regulation Crowdfunding Adopting Release”), which all make clear that affiliated issuers must be aggregated for purposes of determining whether the $1 million aggregate annual offering amount has been reached. Accordingly, as an aggregation of offerings by affiliated issuers is not included anywhere in Title IV of the JOBS Act, Regulation A, or the Regulation A Adopting Release, the Company respectfully submits that to impose an aggregation requirement on distinct and separate offerings of various operating business and/or eREITsTM would be improper.

Further, even though the Company does not believe it appropriate to use the “Five-Factor Test” as the offerings are by completely separate issuers, the “Five-Factor Test” used to determine whether offerings should be integrated further supports the conclusion that Income eREITTM’s Regulation A offering and Income eREITTM II’s Regulation A offering should not be integrated. These five factors include: whether (1) the different offerings are part of a single plan of financing, (2) the offerings involve issuance of the same class of security, (3) the offerings are made at or about the same time, (4) the same type of consideration is to be received, (5) the offerings are made for the same general purpose.

While it is true that the offerings are relatively close in time (with Income eREITTM’s offering concluding at the beginning of December), the fact that (1) the proceeds of each offering will be used by different entities to acquire entirely different real estate assets, (2) the offerings involve different equity securities of different entities that are not tied to each other in any way, and (5) the offerings will result in completely different and separate pools of real estate assets, it is clear that an investor in Income eREITTM will have a completely different investment experience than an investor in Income eREITTM II, and therefore the offerings of the two different issuers should not be integrated or aggregated.

Based on the foregoing, the Company respectfully submits Income eREITTM and Income eREITTM II, are no more similar for purposes of integration or aggregation under Regulation A or the “Five Factor Test” than Income eREITTM is to Fundrise Equity REIT, LLC (“Growth eREITTM”) or Fundrise West Coast Opportunistic REIT, LLC (“West Coast eREITTM”), and therefore the distinct offerings of the two different issuers should not be integrated or aggregated.

1         Other examples of similarly named REITs include, but are not limited to, (a) Behringer Harvard Opportunity REIT I, Inc. and Behringer Harvard Opportunity REIT II, Inc., (b) Carter Validus Mission Critical REIT, Inc. and Carter Validus Mission Critical REIT II, Inc., (c) Hines Global REIT, Inc. and Hines Global REIT II, Inc., and (d) KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc., and KBS Real Estate Investment Trust III, Inc.

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

3.	We note that you have included disclosure indicating that you may invest in real estate-related debt. We further note that you intend to operate your business in a manner that will permit you to maintain an exemption from registration under the 1940 Act. Please provide us with a detailed analysis of the exemption that you and your subsidiaries intend to rely on and how your investment strategy will support that exemption.

Response to Comment No. 3

The Company has advised that it expects all of its assets, other than cash held by it directly, to be held through its wholly-owned and majority-owned subsidiaries (“Subsidiaries”). With respect to Subsidiaries holding real estate-related debt, the Company expects those Subsidiaries to qualify for the exclusion from regulation as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act.

Section 3(c)(5)(C) generally excludes from the definition of investment company any company that is engaged primarily in the business of “purchasing or otherwise acquiring mortgages and other liens on and interest in real estate”. The Staff has provided guidance through various interpretive and no-action letters on the meaning of being engaged primarily in the business of purchasing or otherwise acquiring mortgage and other liens on and interests in real estate for purposes of Section 3(c)(5)(C). The Staff has stated that it would regard an issuer as being engaged primarily in said business if (1) at least 55% of the value of the issuer’s assets consists of real estate interests (“Qualifying Assets”), (2) at least 80% of the value of the issuer’s assets consists of investments in (a) Qualifying Assets plus (b) other assets that are not Qualifying Assets but are real estate-related assets (“Real Estate Related Assets”) and (3) no more than 20% of the value of the issuer’s assets consists of assets other than Qualifying and Real Estate Related Assets. (NAB Asset Corp., SEC No-Action Letter (June 20, 1981)). The Company expects certain of its Subsidiaries to hold the commercial mortgage loans and other commercial real estate related assets that the Company originates or acquires under this exclusion.

Pursuant to the foregoing, certain of the Company’s Subsidiaries will treat their real estate-related debt investments which will consist of first mortgage loans, B-Notes and mezzanine loans as Qualifying Assets as more fully described below.

•	First Mortgage Loans. The Subsidiaries will hold first mortgage loans that are fully secured by the real estate.

•	B-Notes. The Subsidiaries will hold B-Notes meeting the following criteria:
o	the applicable Subsidiary will perform the same type of due diligence and credit underwriting procedures that it would perform if it were underwriting the underlying mortgage loan;

o	the B-Notes will be fully secured by real property;

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

o	the B-Notes will provide the Subsidiary with the right to receive its proportionate share of the interest and the principal payments made on the mortgage loan by the borrower;
o	the Subsidiary will have approval rights in connection with any material decision pertaining to the administration and servicing of the mortgage loan and with respect to any material modification of the mortgage loan agreements; and
o	in the event the mortgage loan becomes non-performing, the Subsidiary will have effective control over the remedies relating to the enforcement of the mortgage loan including ultimate control of the foreclosure process. (Capital Trust, Inc. SEC No-Action Letter (Feb. 3, 2009)).

•	Mezzanine Loans. The Subsidiaries will hold mezzanine loans meeting the following criteria:

o	the mezzanine loans will be Tier 1 loans;

o	the mezzanine loans will be made specifically and exclusively for the financing of real estate;

o	the mezzanine loans will be underwritten based on the same considerations as a second mortgage and after the lender performs a hands-on analysis of the property being financed;

o	the Subsidiary will exercise ongoing control rights over the management of the underlying property to the same extent as is customary for holders of a second mortgage (e.g., rights relating to the approval of major leases, budget improvements, capital expenditures and the application of insurance proceeds or condemnation awards as well as the right to replace the property manager in case of default on the loan);

o	the Subsidiary as lender will have the right to readily cure defaults or purchase the mortgage loan in the event of a default on the mortgage loan;

o	the true measure of the collateral securing the loan will be the property being financed and any incidental assets related to the ownership of the property; and

o	the Subsidiary will have the right to foreclose on the collateral and, through its ownership of the property-owning entity, become the owner of the underlying property (Capital Trust, Inc. SEC No-Action Letter (May 24, 2007)).

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

4.	Please be advised that you are responsible for analyzing the applicability of the tender offer rules to your share repurchase program. We urge you to consider all the elements of your share repurchase program in determining whether the program is consistent with relief granted by the Division of Corporation Finance in prior no action letters. See, for example, T REIT Inc. (Letter dated June 4, 2001) and Wells Real Estate Investment Trust II, Inc. (Letter dated December 3, 2003). To the extent you have questions as to whether the program is entirely consistent with the relief previously granted by the Division of Corporation Finance, you may contact the Division’s Office of Mergers and Acquisitions at 202-551-3440.

Response to Comment No. 4

In response to the Staff’s comment, the Company has reviewed the applicability of the tender offer rules to its share repurchase program in determining that the program is consistent with the relief granted by the Division of Corporation Finance in prior no action letters and acknowledges that it is responsible for analyzing the applicability of the tender offer rules to its share repurchase program. The Company will contact the Division’s Office of Mergers and Acquisitions with any questions regarding the share repurchase program’s consistency with relief previously granted by the Division of Corporation Finance.

5.	We note that you may conduct the share repurchase program during the offering period of the shares being registered under this registration statement. Please be advised that you are responsible for analyzing the applicability of Regulation M to your share repurchase program. We urge you to consider all the elements of your share repurchase program in determining whether the program is consistent with the class relief granted by the Division of Market Regulation in the class exemptive letter granted Alston & Bird LLP dated October 22, 2007.

Response to Comment No. 5

In response to the Staff’s comment, the Company has reviewed the applicability of Regulation M to its share repurchase program and acknowledges that it is responsible for analyzing the applicability of Regulation M to its share repurchase program.  The Company will contact the Division of Trading and Markets with any questions regarding the share repurchase program’s consistency with relief previously granted by the Division of Market Regulation.

Offering Summary

Valuation Policies, page 19

6.	Please provide us, on a supplemental basis, with your template for future NAV disclosures.

Response to Comment No. 6

Please see Appendix A for the template the Company expects to use for future NAV disclosures.

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

Management, page 61

Recent Developments Regarding our Manager’s Executive Officers, page 64

7.	Please provide an analysis regarding the consideration you gave to including a written consent from the Public Accounting Firm as an exhibit in light of the summary of its report on page 65. Please refer to Item 17.11(a)(ii) of Part III to Form 1-A.

Response to Comment No. 7

In response to the Staff’s comment, the Company has revised its disclosure regarding the Public Accounting Firm’s report to be consistent with Item 17.11(a)(ii) of Part III to Form 1-A as well as Question 233.02 of the CD&I. Item 11.11(a)(ii) requires the written consent of the expert that “authored any portion of a report quoted or summarized as such in the offering statement, expressly stating their consent to the use of such quotation or summary.”

In the context of a registration statement under the Securities Act of 1933, as amended, the Staff has addressed the requirement of written consents in Question 233.02 of the CD&I. Specifically, the Staff clarified that a written consent is not required “simply because the registrant used or relied on the third party expert’s report . . . in connection with the preparation of a Securities Act registration statement.” Rather, the Staff explained that the key issue was whether the “related statement included or incorporated in a registration statement is a statement of the third party expert or a statement of the registrant.” The Staff went on to note that a written consent would not be required in a situation where “the disclosure states that management or the board prepared the purchase price allocations and in doing so considered or relied in part upon a report of a third party expert, or provides similar disclosure that attributes the purchase price allocation figures to the registrant and not the third party expert. . . .”

The Company believes its revised disclosure on page 64 of the Amended Submission comes within the Staff’s clarification in Question 233.02 of the CD&I. Specifically, the Company has revised its disclosure to attribute its findings with respect to Mr. McCord’s allegations to the Company’s own investigation after considering or relying upon the report of the Independent Accounting Firm:

Based on the results of its own investigation, as supported by the report of the Independent Accounting Firm, our sponsor continues to believe that that there is no merit or reasonable basis to Mr. McCord’s allegations.

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

In addition, the Company has revised its disclosure to attribute its findings with respect to the sponsor’s Project Dependent Note investment program to the Company’s own analysis after considering or relying upon the Independent Accounting Firm’s review:

Finally, the Independent Accounting Firm was engaged to review the cash inflows and outflows with respect to our sponsor’s Project Dependent Note (defined below) investment program. Based on such review, which included tracing funds to the applicable investment and bank statements, our sponsor concluded that all funds received and distributed (through interest and repayment) were appropriately accounted for without exception.

Prior Performance Summary, page 98

8.	Please balance your disclosure in this section by including a discussion of the major adverse business developments experienced by any Originated Program, or advise us why you do not believe this disclosure is material. Refer to Section 8.A(2) of Industry Guide 5.

Response to Comment No. 8

In response to the Staff’s comment, the Company has reviewed Section 8.A(2) of Industry Guide 5 and does not believe any adverse business development or condition in the Originated Program requires additional disclosure in the “Prior Performance Summary”. Please note that in its Offering Statement, the Company has already disclosed in the “Management” section, as well as the “Subsequent Events” section of the Notes to the Financial Statements, the termination of Mr. Michael S. McCord as the Manager’s Chief Financial Officer and Treasurer and the appointment of Mr. Benjamin S. Miller as the Manager’s Interim Chief Financial Officer and Treasurer on February 9, 2016.

9.	We note your disclosure on page 99 regarding the Project Dependent Note program. Please revise to more specifically describe how you determined the average internal rate of return for both realized and unrealized investments and what you mean by the term ‘unrealized investments’ in this context.

Response to Comment No. 9

In response to the Staff’s comment, the Company has revised its disclosure on page 98 of the Amended Submission regarding the Project Dependent Note program to remove references to the average internal rate of return as well as the independent accounting firm. We respectfully submit that the existing explanation of ‘unrealized investments’ in the context of these revisions is sufficiently detailed to allow the reader to understand what that term means.

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

Note 2. Summary of Significant Accounting Policies

Share Redemptions, page F-5

10.	Your disclosure on page F-7 indicates that the Company’s NAV per share will be calculated at the end of each quarter beginning on December 31, 2017. However, disclosure elsewhere in the filing indicating that NAV will be calculated beginning December 2018. Please revise your disclosure for this inconsistency.

Response to Comment No. 10

In response to the Staff’s comment, the Company has added disclosure in the Notes to the Financial Statements being filed herewith to clarify that the Company’s NAV per share will be calculated at the end of each quarter beginning on December 31, 2018.

* * * * *

Ms. Jennifer Gowetski

Division of Corporation Finance

January 6, 2017

If you have any questions or would like further information concerning the Company’s responses to the Comment Letter, please do not hesitate to contact me at (212) 813-8842 or Bjorn J. Hall at (202) 584-0550.

Sincerely,

/s/ Mark Schonberger

cc:	Via E-mail

Benjamin S. Miller, Chief Executive Officer

Bjorn J. Hall, General Counsel and Secretary

Rise Companies Corp.

Matt Schoenfeld, Esq.

Goodwin Procter LLP

Appendix A

FUNDRISE INCOME eREIT II, LLC

SUPPLEMENT NO. __ DATED _________, 20__

TO THE OFFERING CIRCULAR DATED _________, 20__

This supplement No. __ is part of the offering circular of Fundrise Income eREIT II, LLC and should be read in conjunction with the offering circular. Terms used in this supplement No. __ and not otherwise defined herein have the same meanings as set forth in our offering circular and any supplements thereto. The purpose of this supplement is to disclose:

•	our semi-annual net asset value (“NAV”) per common share, including historical share pricing information;

•	the components of NAV as of ____, 20__;

•	[the status of our share redemption plan;]* and

•	[our historical share pricing information.]*

_______________________

*as applicable

Semi-Annual Pricing Supplement

As of ______, 20__, our NAV per common share is $____. This NAV per common share shall be effective through ________, 20__, unless updated to us prior to that time. The NAV that was in effect prior to           , 20   , was $________ per common share.

Components of NAV

The following sets forth the calculation of NAV for our common shares:

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(In thousands, except per share numbers)	[June 30, 2017]	[December 31, 2017]
ASSETS:
Investments, at fair value	$222	$111
Real estate properties, at fair value	122	61
Loans and debt securities related to real estate, at fair value	50	25
Other real estate-related investments, at fair value	50	25
Non-real estate-related investments, at fair value	0	0
Cash and cash equivalents	222	111
Receivable for securities sold and principal repayments	222	111
Interest receivable	222	111
Total assets	888	444

LIABILITIES:
Payable for securities purchased	$22	$11
Distribution payable	22	11
Accrued interest payable	22	11
Accrued expenses and other liabilities	22	11
Total liabilities	88	44
NET ASSETS	$800	$400
Net assets consist of:
Member’s Equity (10,000 common shares at $10 per share)	$100	$100
Additional paid in capital	-	-
Retained earnings	700	300
NET ASSETS	$800	$400
NET ASSET VALUE PER SHARE, on [_____] shares issued and outstanding [1]	$80.00	$40.00

[1] The total shares issued and outstanding used in the computation of net asset value per share is the amount of shares immediately prior to redemptions that are processed and effective on _____, 20__, as the NAV per share price is used to determine the redemption price in certain cases under our redemption plan.________

On _____, 20__, the Company announced that its net asset value per share (“NAV”) as of ____, 20__ is $___ per share of our Common Shares. This NAV per common share shall be effective until ____, 20__, unless updated by us prior to that time.

As described in the section titled “Valuation Policies” of our Offering Circular, our goal is to provide a reasonable estimate of the market value of our shares on a quarterly basis. However, the majority of our assets consist of commercial real estate loans and other commercial real estate assets and, as with any commercial real estate valuation protocol, the conclusions reached by us are based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between quarterly updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement filed on the SEC’s EDGAR website as promptly as reasonably practicable, and will update the NAV information provided on our website.

Our internal accountants calculated our NAV per common share using a process that reflects (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, which may be updated upon the occurrence of certain material events, (2) quarterly updates in the price of liquid assets for which third party market quotes are available, (3) accruals of our distributions payable at the end of the quarter related to the current or previous quarters, and (4) estimates of quarterly accruals, on a net basis, of our operating revenues, expenses and fees.

We generally receive financial and other reporting from our borrowers or unconsolidated subsidiaries on a quarterly basis, so the estimated values of each of our commercial real estate assets and investments included on each NAV reporting date are generally based on the latest financial and other information reported to us or otherwise available to us, which has been rolled forward through the NAV reporting date for accruals and other items. For investments made within the previous or current quarter where we have not received our first set of reporting data from our investments, our NAV is generally based on the information we used during our regular underwriting processes and in consideration of other market data available to us. We are not aware of any events that would have a material impact on the estimated values included herein that occurred between the date of the latest information we received with respect to our investments and the NAV reporting date.

The per share purchase price of our Common Shares will continue to be $__ per share, as the per share purchase price shall be the greater of the then-current NAV per common share or $__. This price per share shall be effective until the next announcement of price per share by the Company, which is expected to happen within a commercially reasonable time after ____, 20__, unless updated by us prior to that time. Redemptions of Common Shares shall be made pursuant to our redemption plan based on the then-current NAV per Common Share.

Historical NAV Information

Below is the quarterly NAV per common share, as determined in accordance with our valuation policies, for each fiscal quarter from ____, 20__ to ____, 20__.

Date	NAV Per Share
____, 20__	$	__
____, 20__	$	__

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

May 30, 2018

VIA EDGAR AND OVERNIGHT MAIL

Ms. Jennifer Gowetski Senior Counsel U.S. Securities and Exchange Commission Division of Corporation Finance – Office of Real Estate & Commodities 100 F Street, N.E. Washington, D.C. 20549-3010

Re:	Fundrise Income eREIT II, LLC Amendment No. 1 to Draft Offering Statement on Form 1-A

Submitted January 6, 2017
CIK No. 0001660998

Dear Ms. Gowetski:

This letter is submitted on behalf of Fundrise Income eREIT II, LLC (the “Company”) in response to comments from the staff of the Division of Corporation Finance (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in a letter dated February 3, 2017 (the “Comment Letter”) with respect to Amendment No. 1 to the Company’s draft Offering Statement on Form 1-A (CIK No. 0001660998) submitted for non-public review pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended, to the Commission on January 6, 2017, relating to the Company’s offering of up to $50,000,000 in common shares (the “Offering Statement”). The responses provided are based upon information provided to Goodwin Procter LLP by the Company. The Company is concurrently publicly filing the Offering Statement (the “Amended Submission”), which includes changes in response to the Staff’s comments as well as other revisions.

For your convenience, the Staff’s numbered comments set forth in the Comment Letter have been reproduced in italics herein with responses immediately following each comment. Unless otherwise indicated, page references in the descriptions of the Staff’s comments refer to the Offering Statement, and page references in the responses refer to the Amended Submission. Defined terms used herein but not otherwise defined have the meanings given to them in the Amended Submission.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

Offering Summary

Valuation policies, page 19

1.	We note your disclosure that the estimated values of each of your commercial real estate assets and investments will be determined by your sponsor’s asset management team. Please revise your disclosure to provide a more specific description of your sponsor’s asset management team and clarify, if true, that no other party will play a role in determining NAV. In addition, please describe any circumstances that may cause you to determine that an appraisal of a real estate asset is necessary.

Response to Comment No. 1

In response to the Staff’s comment, the Company has updated its disclosure with the following description of its asset management team:

As of the date of this offering circular, our sponsor’s real estate and accounting teams are composed of eighteen professionals with more than 100 years of combined experience. Of these professionals, the primary real estate management team is made up of three officers of our sponsor, two real estate vice presidents, three real estate senior associates, four real estate analysts, and five accountants. All of these professionals play a role in asset management because our sponsor takes a “cradle to grave” approach to asset management, meaning that the real estate team that closes a deal is then responsible for asset management of the property for the life of the investment.

Members of our sponsor’s real estate team have previously worked as real estate developers, fund managers, real estate brokers, and home-builders, while members of our sponsor’s accounting team have worked as auditors, fund accountants, and property accountants. Prior to being employed by our sponsor, these team members accumulated direct management experience with real estate development, fund management, leasing, construction and financing in excess of $2 billion of real estate, not including their experience with our sponsor.

Since 2012, our sponsor’s real estate and accounting teams have acquired and asset managed more than 143 real estate properties totaling in excess of $1.8 billion in asset values. Since 2015, our sponsor’s real estate and accounting teams have worked with outside valuation experts in determining the Net Asset Value calculation for each of the investment programs sponsored by our sponsor. Based on this experience, our sponsor believes that its real estate team has a more intimate and detailed understanding of the properties than typical outside consultants and that its real estate and accounting teams can more accurately estimate the NAV of the Company.

In addition, our sponsor believes that it will ultimately be much more cost effective and efficient to produce NAV through its own real estate and accounting teams than through the use of outside valuation consultants.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

In addition, the Company has revised the disclosure to include the risks inherent in having NAV calculated internally, including that there is no guarantee that the internal NAV calculation will be more accurate than that of an independent consultant, and that there may be conflicts of interest that arise out of having NAV calculated by our sponsor.

Finally, the Company has revised its disclosure to include possible circumstances that may cause the Company to determine that an appraisal of a real estate asset is necessary. In particular, the Company has noted:

In instances where an appraisal of the underlying real estate asset is necessary, including, but not limited to, instances where our Manager is unsure of its ability on its own to accurately determine the estimated values of our commercial real estate assets and investments, or instances where third party market values for comparable properties are either nonexistent or extremely inconsistent, we will engage an appraiser that has expertise in appraising commercial real estate loans and assets, to act as our independent valuation expert. The independent valuation expert is not responsible for, nor prepares, our NAV per share.

Risk Factors, page 23

2.	Although we note the risk factor on page 49, please revise to specifically describe, in this section or elsewhere as appropriate, any risks and/or conflicts arising from the lack of any valuation expert, appraisals and board oversight, including independent directors, in determining NAV, as applicable.

Response to Comment No. 2

In response to the Staff’s comment, the Company has revised its disclosure to specifically describe, in the risk factors and elsewhere, the risks and conflicts of interest that may arise from the lack of an independent valuation expert in determining NAV.

Prior Performance Summary, page 91

Our Sponsor’s Prior Investment Programs, page 92

3.	We continue to note your disclosure regarding unrealized investments. Please revise to provide the annualized returns or internal rate of return solely from your completed programs. With respect to on-going programs, please revise to describe such programs without including returns based on unrealized investments. In addition, please confirm that the unrealized investments and the assumption that all of the outstanding principal of the unrealized investments was paid in full as of December 31, 2016 are not reflected in any prior performance table.

Response to Comment No. 3

In response to the Staff’s comment, the Company has revised its prior performance summary and tabular disclosure to remove all references to unrealized investments. In addition, the Company has included in its prior performance disclosure the annualized returns, as of December 31, 2017, of its sponsor’s five (5) eREITsTM that had begun raising and deploying capital on or prior to that date (collectively, the “eDirectTM Programs”): (i) Fundrise Real Estate Investment Trust, LLC (the “Income eREITTM”); (ii) Fundrise Equity REIT, LLC (the “Growth eREITTM”); (iii) Fundrise West Coast Opportunistic REIT, LLC (the “West Coast eREITTM”); (iv) Fundrise East Coast Opportunistic REIT, LLC (the “East Coast eREITTM”); and (v) Fundrise Midland Opportunistic REIT, LLC (the “Heartland eREITTM”).

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

Note 7. Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report, page F-10

4.	It appears that your disclosure under this Note serves to only correct errors in Notes 2 and 3. Please revise to correct the disclosures within the respective audited Notes.

Response to Comment No. 4

In response to the Staff’s comment, the Company has included updated financial statements in the Amended Submission that correct and supersede the disclosure in the audited Notes.

Note 2. Summary of Significant Accounting Policies

Share Redemptions, page F-16

5.	Your disclosure on page F-18 indicates that the Company’s NAV per share will be calculated at the end of each quarter beginning on December 31, 2018. However, disclosure on page F-10 indicates that NAV will be calculated at the end of each semi-annual period beginning December 2018. Please revise your disclosure for this inconsistency.

Response to Comment No. 5

In response to the Staff’s comment, the Company has included updated financial statements in the Amended Submission that correct, as well as supersede and make consistent, the disclosure in the audited Notes.

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

Appendix A

6.	We note your response to our prior comment 6 in which you have provided us with your template for future NAV disclosures. We note that your revised disclosure following the Statements of Assets and Liabilities references estimation of the market value of your shares and NAV on a quarterly basis. Please revise to clarify throughout the offering statement that there is no market value for your shares as they are not listed or traded and revise to clarify for consistency with the rest of the document when NAV will be determined.

Response to Comment No. 6

In response to the Staff’s comment, the Company has revised its disclosure throughout the Amended Submission to clarify that there is no market value for its shares as they are not currently listed or traded. In addition, the Company has revised its disclosure to make consistent when NAV will be determined.

7.	With a view to disclosure, please provide us an analysis regarding your calculation of NAV, including:

•	the process by which the value estimate was determined, including the role of each of the parties involved in the process and the primary valuation methods used;

•	the key assumptions used in the primary valuation method, including the weighted average for each key assumption and a quantitative example of the sensitivity of the estimate to changes in assumptions.

Please note that we continue to evaluate your NAV disclosure and we may have further comments

Response to Comment No. 7

In response to the Staff’s comment, the Company intends to calculate the net asset value of its shares using the same process and operating under the same key assumptions that the Manager is using in the valuation policies currently in effect for the other eREITsTM that were previously qualified by the Commission. In addition, the Company has revised its NAV supplement, attached hereto as Exhibit A, to conform to the NAV supplement submitted by another previously-qualified Fundrise entity, in response to an identical comment by the Commission.

* * * * *

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

If you have any questions or would like further information concerning the Company’s responses to the Comment Letter, please do not hesitate to contact me at (212) 813-8842 or Bjorn J. Hall at (202) 584-0550.

Sincerely,

/s/ Mark Schonberger
Mark Schonberger

cc:	Via E-mail

Benjamin S. Miller, Chief Executive Officer

Bjorn J. Hall, General Counsel and Secretary

Rise Companies Corp.

Matthew Schoenfeld, Esq.

Goodwin Procter LLP

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

Exhibit A

FUNDRISE INCOME eREIT II, LLC

SUPPLEMENT NO. __ DATED _________, 20__

TO THE OFFERING CIRCULAR DATED _________, 20__

This supplement No. __ is part of the offering circular of Fundrise Income eREIT II, LLC and should be read in conjunction with the offering circular. Terms used in this supplement No. __ and not otherwise defined herein have the same meanings as set forth in our offering circular and any supplements thereto. The purpose of this supplement is to disclose:

•	our semi-annual net asset value (“NAV”) per common share, including historical share pricing information;

•	the components of NAV as of ____, 20__;

•	[the status of our share redemption plan;]* and

•	[our historical share pricing information.]*

__________________
*as applicable

Semi-Annual Pricing Supplement

As of ______, 20__, our NAV per common share is $____. This NAV per common share shall be effective through ________, 20__, unless updated by us prior to that time. The NAV that was in effect prior to       , 20  , was $________ per common share.

Components of NAV

The following sets forth the calculation of NAV for our common shares:

BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share numbers)	[June 30, 2018]	[December 31, 2018]
ASSETS:
Investments	$222	$111
Real estate properties, at fair value	122	61
Loans and debt securities related to real estate, at fair value	50	25
Other real estate-related investments, at fair value	50	25
Non-real estate-related investments, at fair value	0	0
Cash and cash equivalents	222	111
Receivable for securities sold and principal repayments	222	111
Interest receivable	222	111
Total assets	888	444

LIABILITIES:
Settling subscriptions	$22	$11
Distributions payable	22	11
Due to related party	22	11
Accounts payable and accrued expenses	22	11
Total liabilities	88	44
NET ASSETS	$800	$400
Net assets consist of:
Member’s Equity (10,000 common shares issued and outstanding)	$100	$100
Retained earnings	-	-
Net adjustments to fair value	700	300
NET ASSETS	$800	$400
NET ASSET VALUE PER SHARE, on [_____] shares issued and outstanding [1]	$80.00	$40.00

[1] The total shares issued and outstanding used in the computation of net asset value per share is the amount of shares immediately prior to redemptions that are processed and effective on _____, 20__, as the NAV per share price is used to determine the redemption price in certain cases under our redemption plan.________

Ms. Jennifer Gowetski

Division of Corporation Finance

May 30, 2018

On _____, 20__, the Company announced that its net asset value per share (“NAV”) as of ____, 20__ is $___ per share of our Common Shares. This NAV per common share shall be effective until ____, 20__, unless updated by us prior to that time.

As described in the section titled “Valuation Policies” of our offering circular, as there is no market value for our shares as they are not expected to be listed or traded, our goal is to provide a reasonable estimate of the value of our shares on a semi-annual basis. However, the majority of our assets will consist of commercial real estate loans and other commercial real estate assets and, as with any commercial real estate valuation protocol, the conclusions reached by our sponsor’s internal accountants or asset management team, as the case may be, will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given semi-annual period, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the semi-annual calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. However, to the extent quantifiable, if a material event occurs in between semi-annual updates of NAV that would cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the updated price and the reason for the change in an offering circular supplement filed on the SEC’s EDGAR website as promptly as reasonably practicable, and will update the NAV information provided on our website.

Our internal accountants calculated our NAV per common share using a process that reflects (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, which may be updated upon the occurrence of certain material events, (2) semi-annual updates in the price of liquid assets for which third party market quotes are available, (3) accruals of our periodic distributions, and (4) estimated accruals of our operating revenues and expenses. For joint venture or direct equity investments, our sponsor primarily relies on the discounted cash flow method. [In addition, for our _____, 20__ and _______, 20__ NAV calculation, our internal accountants engaged an independent third-party to prepare a valuation review report to be used in conjunction with determining our NAV per common share. There can be no assurance that our internal accountants will engage such independent party in connection with future calculations of our NAV per common share.]

We generally receive financial and other reporting from our borrowers or unconsolidated subsidiaries on a quarterly basis, so the estimated values of each of our commercial real estate assets and investments included on each NAV reporting date are generally based on the latest financial and other information reported to us or otherwise available to us, which has been rolled forward through the NAV reporting date for accruals and other items. For investments made within the previous or current semi-annual period where we have not received our first set of reporting data from our investments, our NAV is generally based on the information we used during our regular underwriting processes and in consideration of other market data available to us. We are not aware of any events that would have a material impact on the estimated values included herein that occurred between the date of the latest information we received with respect to our investments and the NAV reporting date.

The determination of our NAV is not based on, nor intended to comply with, fair value standards under GAAP, and our NAV may not be indicative of the price that we would receive for our assets at current market conditions.

The per share purchase price of our Common Shares will continue to be $__ per share, as the per share purchase price shall be the greater of the then-current NAV per common share or $__. This price per share shall be effective until the next announcement of price per share by the Company, which is expected to happen within a commercially reasonable time after ____, 20__, unless updated by us prior to that time. Redemptions of Common Shares shall be made pursuant to our redemption plan based on the then-current NAV per Common Share.

Historical NAV Information

Below is the semi-annual NAV per common share, as determined in accordance with our valuation policies, for each semi-annual period from ____, 20__ to ____, 20__.

Date	NAV Per Share
____, 20__	$__
____, 20__	$__